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                                                                    EXHIBIT a(8)



                        BINDVIEW DEVELOPMENT CORPORATION

           AMENDMENT NO. 1 TO OFFER TO RESCIND THE EXCHANGE OF CERTAIN
                      OUTSTANDING OPTIONS FOR NEW OPTIONS
                               DATED JUNE 30, 2003

          THE RESCISSION OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED
                                AND WILL EXPIRE:

                  AT 5:00 P.M., CENTRAL TIME, ON JULY 15, 2003

        (FOR INDIA RESIDENTS AT 5:00 P.M., PUNE TIME, ON JULY 15, 2003),

                UNLESS THE RESCISSION OFFER IS FURTHER EXTENDED.

         BindView Development Corporation ("BindView") is making a rescission offer to those employees of BindView and its subsidiaries who previously accepted the Exchange Offer. The rescission offer is being made upon the terms and subject to the conditions set forth in the Offer to Rescind the Exchange of Certain Outstanding Options for New Options, as amended by this Amendment No. 1 to the Offer to Rescind the Exchange of Certain Outstanding Options for New Options (the "Rescission Offer Document"), in the related Notice to Withdraw From the Exchange Offer form (the "Notice to Withdraw" or "Notice of Withdrawal form") and the Election Form And Cancellation Agreement (the "Election Form", and together with the Notice to Withdraw and the Rescission Offer Document, as they may be amended or supplemented from time to time, the "Rescission Offer").

         You are not required to accept the Rescission Offer, and withdrawal from the exchange is entirely voluntary. If you choose to accept the Rescission Offer, then BindView will return all of your Qualifying Old Options promptly upon the Rescission Offer Expiration Date. To accept the Rescission Offer, you must return the entire outstanding portion of each option grant you previously received in exchange for the corresponding Qualifying Old Options, if any, together with a properly completed Notice to Withdraw to BindView on or before 5:00 PM, Houston time, on July 15, 2003 or, if this Rescission Offer is extended, the date upon which such extension expires (the "Rescission Offer Expiration Date"). The Rescission Offer is hereby supplemented and amended as follows.

SUMMARY TERM SHEET:

1. The response to question 1. "Why Is BindView Making This Rescission Offer?" is amended to read, in its entirety, as follows:

                  "BindView has determined that in order to comply with the position of the Division of Corporation Finance of the Securities and Exchange Commission ("SEC") that compensatory exchange offers such as the Exchange Offer may be subject to the issuer tender offer rules, it will conduct a rescission offer to each holder of a Qualifying Old Option who elected to exchange Qualifying Old Options for a New Option in the Exchange by filing a Schedule TO with the SEC and distributing the disclosure required by the schedule to those holders and


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          allowing them to withdraw their Qualifying Old Options previously returned to BindView pursuant to the Exchange at any time during the period from May 30, 2003 and the Rescission Offer Expiration Date. The Company could be subject to an enforcement action brought by the Securities and Exchange Commission alleging a violation of the Exchange Act Rule 13e-4(j)(2)(i). Such enforcement action could result in an injunction preventing the completion of the Company's Exchange Offer or in a fine in an amount up to $250,000. The Company does not currently anticipate an enforcement action."

2. The response to question 33. "Where Can I Find More Information About BindView In General?" is amended to read, in its entirety, as follows:

                  "We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at www.BindView.com or at the SEC's Web site at www.sec.gov. You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address. In addition, we will provide without charge to each option holder, upon the written or oral request of any such person, a copy of any or all of the documents filed with the SEC. Written or oral requests for copies of these documents should be directed to:

                               Ms. Kelly Gillespie
                           5151 San Felipe, Suite 2500
                              Houston, Texas 77056
                            Telephone: (713) 561-4000

                  The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this document, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below:

     o Our annual report on Form 10-K, as amended, for the year ended December 31, 2002;

     o Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003;

     o   Our current report on Form 8-K filed on February 3, 2003;

     o The description of our common stock contained in our registration statement on Form 8-A (File No. 000-24677), as filed with the SEC on July 23, 1998; and

     o The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No.001-16693 ), as filed with the SEC on September 20, 2001.


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                  Any statement contained in this document, any other document furnished to you in conjunction with this Rescission Offer or in a document incorporated or deemed to be incorporated by reference in any of those documents, shall be deemed to be modified or superseded for purposes of any of those documents to the extent that a statement contained in any of those documents, in any supplement to any of those documents, or any other document subsequently filed with the SEC which also is or is deemed to be incorporated by reference in any of those documents modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document or any other document furnished to you in conjunction with this Rescission Offer.

                  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS RESCISSION OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED NOTICE TO WITHDRAW FORM OR AS OTHERWISE PROVIDED IN THIS DOCUMENT. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN OR IN THE NOTICE TO WITHDRAW FORM, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THIS RESCISSION OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU."

THE RESCISSION OFFER

3. The last two paragraphs of Section 4 "Withdrawal Rights" of the Rescission Offer are amended to read, in their entirety, as follows:

                  "You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly returned for purposes of the Exchange Offer, unless you properly re-submit the withdrawn options for exchange before the Rescission Offer Expiration Date.

                  Neither BindView nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw or Election Form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdraw. Our determination of these matters will be final and binding."


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4.   The following paragraphs are inserted after the last paragraph in Section 4
     "Withdrawal Rights":

                  "Proper Return of Options. In order to re-submit a Qualifying Old Option grant after proper withdrawal, you must mail or fax and then mail all of the required documents to us at c/o 25th Floor Receptionist, 5151 San Felipe, Suite 2500, Houston, Texas 77056, Attn:
         Kelly Gillespie (fax number (713) 561-1376). In either event, you must submit the completed Election Form as well as any other required documents before the Rescission Offer Expiration Date. If you fax the Election Form to us, Please retain a copy of the fax transmission sheet as proof of your timely submission.

                  If you deliver an Election Form to re-submit a Qualifying Old Option and then decide to return additional Qualifying Old Options that you had properly withdrawn, you must properly complete, duly execute and deliver to us an additional Election Form, or a facsimile thereof, before the Rescission Offer Expiration Date.

                  If this Rescission Offer is extended by us, you must deliver all necessary documents before the extended Rescission Offer Expiration Date. We will not accept delivery of any Election Form after expiration of the Rescission Offer.

                  Except in accordance with the next sentence, an Election Form must be executed by the appropriate option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

                  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE OPTION HOLDER. WE REQUEST THAT YOU DELIVER YOUR ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS TO US BY MAIL. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. ANY ELECTION FORM SENT TO US BY MAIL MUST BE POSTMARKED NO LATER THAN THE EXPIRATION DATE OF THE OFFER.

                  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any re-submitted Qualifying Old Options, and all questions as to the number of shares subject to Qualifying Old Options or to be subject to the New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all re-submissions of withdrawn Qualifying Old Options that we determine do not comply with the


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         conditions of the Exchange Offer or that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely re-submitted Qualifying Old Options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any Election Form with respect to any particular Qualifying Old Option or any particular option holder. No Election Form will be deemed to have been properly submitted until all defects or irregularities have been cured by the participating option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in an Election Form, nor will anyone incur any liability for failure to give any such notice.

                  Our Acceptance Constitutes an Agreement. Your re-submission for exchange of Qualifying Old Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer. OUR ACCEPTANCE FOR EXCHANGE OF THE QUALIFYING OLD OPTIONS RE-SUBMITTED BY YOU PURSUANT TO THIS RESCISSION OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE EXCHANGE OFFER.

                  Acceptance of Options Returned for Exchange. Subject to our rights to extend, terminate and amend the Rescission Offer, we currently expect that we will accept promptly after the expiration of the Rescission Offer all Qualifying Old Options that are re-submitted and not validly withdrawn. When we accept your re-submitted Qualifying Old Options for exchange, you will have no further rights with respect to those Qualifying Old Options or under their corresponding stock option agreements. By not accepting the Rescission Offer, you agree that the applicable stock option agreements will terminate upon our cancellation of your Qualifying Old Options."

5. The first paragraph of Section 5 "Acceptance Of Options For Exchange And Issuance Of New Options" is amended to read, in its entirety, as follows:

         "We intend to issue New Options for previously-surrendered Qualifying Old Options pursuant to the terms and conditions of the Exchange Offer to individuals who surrendered one or more Qualifying Old Option pursuant to the Exchange Offer. We expect to issue these New Options on or about July 16, 2003. If such an individual accepts this Rescission Offer before the Rescission Offer Expiration Date, then promptly after the Rescission Offer Expiration Date (i) we will return that individual's previously-surrendered Qualifying Old Options to the individual; (ii) if we have not yet issued New Options to that individual at the time that the individual accepts this Rescission Offer, then we will not issue New Options to that individual; and (iii) if we have already issued New Options to that individual at the time that the individual accepts this Rescission Offer, then the individual's New Options will be canceled and we will return the individuals previously surrendered Qualifying Old Options to the individual."


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6.   The first two paragraphs of Section 6 "Conditions of the Rescission Offer"
     are amended to read, in their entirety, as follows:

                  "Notwithstanding any other provision of this Rescission Offer or the Exchange Offer, we may terminate or amend this Rescission Offer if at any time on or after May 30, 2003 and prior to the Rescission Offer Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our judgment the occurrence of such event or events makes it inadvisable for us to proceed with this Rescission Offer or with such acceptance and cancellation of options returned to us for exchange:

                  (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Rescission Offer or the Exchange Offer, the acquisition of some or all of the returned options pursuant to the Exchange Offer, the issuance of New Options, or otherwise relates in any manner to this Rescission Offer or the Exchange Offer or that, in our judgment, could materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of BindView or our subsidiaries; or"


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